Exhibit 10.33

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) dated February 23, 2022, is entered into by and between Ellen (Lynn) O’Connor Vos (“Vos”) and Modular Medical, Inc., a Nevada corporation (the “Company”).

RECITALS

(a)            Pursuant to an Employment Agreement effective August 11, 2021 (the “Employment Agreement”), Vos has been employed as Company’s Chief Executive Officer.

(b)           Vos and the Company now desire to terminate Vos’s employment relationship with the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1              Recitals. The Recitals set forth above are hereby expressly made a part of this Agreement.

2              Resignation and Termination of Employment. Concurrently with the execution of this Agreement, Vos agrees to submit her voluntary resignation as an employee and as the Company’s Chief Executive Officer, effective February 23, 2022 at 8:00 a.m. Vos’s employment with Company is deemed terminated effective February 23, 2022 at 8:00 a.m. (the “Termination Date”), and the Employment Agreement shall be deemed terminated as of 90 days following the Termination Date (“Effective Date of Termination”). For the avoidance of doubt, Vos’ separation from the Company shall be treated as a Termination of the Company Without Cause or by Executive With Good Reason other than in conjunction with a Change of Control as set forth in Section 5(c)(ii) of the Employment Agreement dated August 11, 2021 (“Employment Agreement”)..

3               Final Paycheck. On February 23, 2022, Company shall pay Vos the sum of $32,500.24, constituting Vos’s earned but unpaid salary through February 23, 2022, and the sum of $7,931.21,constituting all of Vos’s accrued and unused paid time off. By executing this Agreement, Vos agrees that upon payment of the sums set forth in this Section 3, she has received all wages, salary, bonuses, and other compensation due her through the Termination Date pursuant to the Employment Agreement and her employment with the Company, excepting only such payments by and obligations of Company as are set forth in this Agreement, including but not limited to Section 4 hereof. Nothwithstanding the foregoing, nothing in this Agreement is intended to or does negate rights Vos has to stock options granted to her as a Board Member or as CEO except as expressly provided herein.

4.             Severance Benefits. In further consideration of Vos’s acceptance of this Agreement, Company shall provide Vos with the following Severance Benefits:

(a)            A lump sum cash payment of $75,000, less applicable withholding, representing Vos’s Cash Salary for the 90 day period from the Termination Date (the “Notice Period Compensation”);

(b)            A cash severance payment of $300,000.00 (the “Severance Payment”), which Severance Payment shall be payable as follows:

(i)            The sum of $150,000.00 shall be payable on or before May 25, 2022; and

(ii)           The remaining balance of $150,000.00 shall be payable on or before November 25, 2022.

(c)           Reimbursement or continuation of Vos’s healthcare coverage premiums for 15 months from the Termination Date.

(d)          The Notice Period Compensation and the Severance Payment shall be subject to applicable withholdings.

(e)            A grant pursuant to the August 11, 2021 CEO option grant of 20,711 vested Incentive Stock Options with an Exercise Price of $12.18 representing the equity incentive compensation due to Vos for the Notice Period as set forth in Section 3(c) of the Employment Agreement. For the purposes of clarity, this vesting shall be the final vesting of Incentive Options under the August 11, 2021 CEO option grant.

(f)             The foregoing Severance Benefits will be become payable or otherwise effective within two (2) business days of the “Effective Date” of this Agreement as defined in Section 16 below.

5.             Return of Company Property. On or before February 23, 2022, Vos shall have returned to Company all property of Company that is in her possession including, without limitation, Company-owned equipment, office keys and access cards, and all Company documents including electronic and print versions, and all other materials belonging to Company, except that Vos may retain any such property provided to other members of the Board of Directors.

6.             Continuation as a Member of the Board of Directors and Option Exercise Right. Vos shall continue to serve as a member of Company’s Board of Directors subject to reelection by the Company’s shareholders in the normal course. Regardless of any contrary provisions in any other agreement, including but not limited to the Employment Agreement, any Notice of Stock Option Grant or any other documents related to the grant and exercise of stock options, all options granted to Vos as a Board Member and/or as CEO shall be exercisable for three months after Vos ceases to provide Continuous Service as a Board Member, unless such termination is due to Vos’s death or Disability, in which case any and all options awarded to Vos in any capacity shall be exercisable for 12 months after Vos ceases to provide Continuous Service as a Board Member. As of the date of this Agreement, Vos’s Option Grants (with the exception of the additional 20,711 shares to be awarded in accordance with Section 3(e) above, are set forth on Exhibit A hereto.

7.             Release of Claims By Vos. Vos agrees that by signing this Agreement, and in exchange for the benefits provided by it, she is waiving and giving up any and all right to bring any legal claim against the Company of any nature including, but not limited to, claims related in any way, directly or indirectly, to Vos’s employment relationship with the Company, including her separation from employment. The release of claims in this Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that Vos may have against the Company, except as specifically provided otherwise in this Agreement.

Specifically, Vos agrees to fully and forever release all of her legal rights and claims against the Company, whether or not presently known to her and including future legal rights and claims if based in whole or in part on acts or omissions occurring before Vos delivers this signed Agreement to the Company. Vos agrees that the legal rights and claims that she is giving up include, but are not limited to, her rights, if any, under all State and federal statutes that protect her from discrimination in employment, such as the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act and any similar State or local statute, regulation or order. Vos also agrees that the legal rights and claims that she is giving up include her rights, if any, for unpaid wages including overtime and other benefits under all State and federal statutes such as but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act (ERISA), and any similar State or local statute, regulation or order. Vos further agrees that the legal rights and claims that she is giving up include any claims relating to any contract for past employment, any failure to offer employment, any representations or commitments made by the Company regarding future employment, the termination and conclusion of her employment with the Company, benefits payable by the Company, any representations or commitments made by the Company regarding grants of or rights to receive securities of Company except as set forth in this Agreement, or any other Company benefit policy or plan. Vos understands and agrees that the release provided in this Agreement includes, without limitation, any and all claims under municipal, state and federal contract or tort law, such as claims of wrongful discharge, constructive discharge, retaliation, negligent or intentional infliction of emotional distress, defamation, failure of due process, breach of the covenant of good faith and fair dealing, intentional interference with contract, and any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement. Vos also agrees that she is giving up and forever releasing any right that she may have to attorneys’ fees for any of the foregoing rights and claims.

Vos further agrees that the release described in this Section 7 applies not only to Company, but also to Company’s predecessors and all of Company’s past, current and future subsidiaries, related entities, officers, directors, shareholders, members, partners, owners, agents, attorneys, employees, successors, or assigns. Vos agrees that this Agreement may be used as a complete defense in the future in the event she brings or asserts any claim that she has released in this Section 7.

The foregoing release does not include or affect Vos’s vested rights, if any, under any stock grant or option agreement with the Company, and Vos’s COBRA, unemployment compensation and worker’s compensation rights, if any. In addition, this release does not affect any rights expressly created by this Agreement, and does not limit Vos’s ability to enforce this Agreement. Notwithstanding any other provision of this Section 7 or this Agreement, nothing in this Section 7 or this Agreement is intended to waive, release or limit Vos’s indemnification rights, if any, against Company, whether contractual, statutory or arising by operation of law.

8.             Release of Claims By Company. Company hereby releases and discharges Vos and her successors, assigns, attorneys, agents, heirs and representatives from and against any and all claims, damages, representations, obligations, losses, liabilities, judgments, awards, actions, demands and causes of action which Company may now or hereinafter have or claim to have against her arising out of or related to Vos’s employment with Company; provided, however, that nothing in this Section 8 is intended to constitute a release of claims arising out of or related to Vos’s past, present or future service as a member of Company’s Board of Directors.

9.             1542 Waiver. Each of the parties hereto hereby waives any and all rights which it may have as to the other under the provisions of Section 1542 of the Civil Code of the State of California, which section reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

It is understood by each of the parties hereto that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection now known to be or believed by such party to be true, then said party expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission on account of any such difference in facts or law.

10.           Trade Secrets and Proprietary Information. Vos agrees that she will not, unless required or otherwise permitted by law, disclose to others any information regarding Company’s sales, products, markets, technology, marketing strategies, research, sales and purchasing practices, procedures, trade secrets, vendor lists, purchasing terms, customer lists, or pricing. Vos agrees to keep and treat all such information as proprietary and confidential.

11.           No Actions Filed. Vos represents that she has not filed any action, charge, suit, or claim against Company with any federal, state, or local agency or court, and has not initiated any mediation or arbitration proceeding. Vos agrees not to file or initiate a lawsuit in any court or initiate a mediation or arbitration proceeding asserting any claim released pursuant to this Agreement. Vos further agrees that she will not permit herself to be a member of any class action and/or collective action in any court or in any mediation or arbitration proceeding seeking relief based on any claim(s) released pursuant to this Agreement. Vos further agrees that she shall not receive or be entitled to any monetary damages, recovery, and/or relief of any type in connection with any charge, administrative action, or legal proceeding pursued by Vos, by any governmental agency, person, group, or entity regarding and/or relating to any claim(s) released pursuant to this Agreement.

12.           Non-Disparagement. The Company agrees that it shall not make any statement about Vos which disparages Vos or suggests that Vos engaged in any conduct warranting her removal from the CEO position. In the event, the Company receives inquiries from any third party about the reasons for Vos’s separation from the Company as its CEO, the Company shall respond by stating that the decision was made solely for reasons unrelated to Vos’s performance, that Vos’s performance was not a factor in the decision and that Vos remains a highly valued resource to the Company and a member of its Board of Directors.

13.           Confidentiality. The terms of this Agreement, the benefits being paid under it and the fact of their payment, are confidential and may not be disclosed by Vos except that Vos may disclose this information to her spouse or domestic partner, and to her attorney, accountant or other professional advisor to whom she must make the disclosure in order for them to render professional services to her. Vos shall instruct such advisors and her spouse to maintain the confidentiality of such information. Nothing in this Section 11 shall prevent either party from making any disclosures required under applicable securities laws and regulations.

14.           Successors and Assigns. The rights and benefits of Company under this Agreement shall be transferable to or enforceable by or against Company’s successors and assigns. This Agreement also binds all persons who might assert a legal right or claim on Vos’s behalf, including, without limitation, Vos’s heirs, personal representatives and assigns, now and in the future.

15.           Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.           Entire Agreement. Vos agrees that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon her. This Agreement contains the entire agreement between Vos and Company with respect to any benefit conferred upon Vos, and Vos expressly agrees that she is not relying on any representations that are not contained in this Agreement. This Agreement is entered into and governed by the laws of the State of California.

17.           Right to Counsel; Revocation; Effective Date. Vos acknowledges that she has been advised to consult with an attorney regarding her rights before executing this Agreement and that she has had full opportunity to do so. In entering into this Agreement, Vos represents that she is competent, that she has read the terms of this Agreement, and that she has relied upon the advice of her attorney, who is the attorney of her choice. By executing this Agreement, Vos specifically acknowledges:

a.             That she has read and understands the terms of this Agreement and has been advised to consult with an attorney and has either done so or chosen not to prior to signing this Agreement;

b.             That she is signing this Agreement voluntarily and understands that it contains a full and final release of all claims that she has or may have against the Company up to the present;

c.             That she may take up to twenty-one (21) calendar days from the date this Agreement is provided to her to consider it before signing it and returning it to the Company; and

d.             That she has seven (7) days after the date of her execution of this Agreement in which to revoke this Agreement by asking for its return and revocation. Vos understands and agrees that the terms of this Agreement shall not be effective until at least seven (7) days after she has executed this Agreement. To revoke this Agreement, Vos must send Company a written statement of revocation by registered mail, return receipt requested. If Vos does not revoke this Agreement, the 8th day after the date of his acceptance will be the “Effective Date” of the Agreement, and she may not thereafter revoke it.

18.           Attorney’s Fees. In the event of litigation relating to or arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

WHEREFORE, the parties have executed this Agreement as of February 23, 2022.

/s/ Ellen (Lynn) O’Connor Vos
ELLEN (LYNN) O’CONNOR VOS

MODULAR MEDICAL, INC.,
a Nevada corporation

By:	/s/ Paul M. DiPerna
Paul M. DiPerna, Board Member
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